EXHIBIT 3.1
Amended and Restated Section 10.2 of the Photon Dynamics Corporation Bylaws
January 23, 2006
          Section 10.2 Annual Meetings.
                    10.2.1           Time of Annual Meetings. The annual meeting of the shareholders shall be held at the hour of 10 o’clock in the morning on the 15th day of June in each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day not a legal holiday, or such other time or date within fifteen months of the date of incorporation or the date of the last annual meeting of shareholders (whichever is later) as may be set by the Board of Directors.
                    10.2.2           Nominations and Proposals by Shareholders at Annual Meetings. Nominations for directors and shareholder proposals to be raised by shareholders at annual meetings of shareholders shall be in compliance with the following provisions:
          (a)      Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of record of the corporation who was a shareholder of record at the time of the giving of such shareholder’s notice set forth in subsection 10.2.2(b) below, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in subsection 10.2.2(b) below.
          (b)      For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of subsection 10.2.2(a) above, (1) the shareholder must have given timely written notice thereof (as set forth in this subsection 10.2.2(b)) to the Secretary of the corporation, (2) such business must be a proper matter for shareholder action under the California Corporations Code, and (3) the shareholder must have complied with the “Solicitation Notice” requirements set forth in subsection 10.2.2(c) below. A shareholder’s notice shall be deemed timely if such notice is delivered to the Secretary at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the shareholder will be deemed timely only if such notice is so delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment of an annual meeting commence a new time period for the timely delivery of a shareholder’s notice as described in the preceding sentence. Such shareholder’s notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations for proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected; (B) as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of such business, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the corporation that are owned beneficially and of record by such shareholder and such beneficial owner.
          (c)      Any shareholder who proposes the nomination of persons for the election of directors or the transaction of business at an annual meeting must deliver to the Secretary of the Corporation a timely written notice that either (1) the shareholder, or the beneficial owner on whose behalf any such proposal or nomination is made, intends to solicit proxies from shareholders with respect to any such proposal or nomination and that such shareholder or beneficial owner (i) has, in the case of proposal, delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry such proposal, or, in the case of a nomination or nominations, has delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such shareholder or beneficial owner to be sufficient to elect such nominee or nominees, and (ii), in either case, has included in such material their express intention to make such solicitations, or (2) the shareholder or beneficial owner proposing such business or nomination has not, and has no intention to, solicit a number of proxies sufficient to adopt such proposal or elect any such nominee (the “Solicitation Notice”). A Solicitation Notice shall be deemed timely if delivered in accordance with the requirements of the shareholder’s notice set forth in subsection 10.2.2(b) above.
          (d)      Notwithstanding anything in the second sentence of subsection 10.2.2(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 55 days prior to the anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 10.2.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.
          (e)      Only persons nominated in accordance with the procedures set forth in this Section 10.2.2 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the provision of this Section 10.2.2. The chairman of the meeting shall determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the provisions set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.
          (f)      For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
          (g)      Notwithstanding the foregoing provisions of this Section 10.2.2, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 10.2.2. Nothing in this Section 10.2.2 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.